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                                                                    EXHIBIT 23.1


                          CONSENT OF MCGLADREY & PULLEN, LLP

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4, as amended by Post-Effective Amendment No. 1 (Registration No. 333-29741), the Registration Statement on Form S-3, as amended by Post-Effective Amendment No. 2 (Registration No. 333-13119), the Registration Statement on Form S-3, as amended by Post-Effective Amendment No. 1 (Registration No. 333-29207), and the Registration Statement on Form S-3 to register 400,263 shares of Common Stock, of our report dated March 10, 1997, except for Note 13 as to which the date is July 1, 1997, with respect to the financial statements of Dairy Fresh L.P., a Delaware limited partnership, included in the Current Report on Form 8-K, as amended by this Form 8-K/A, of Suiza Foods Corporation dated August 21, 1997.



McGLADREY & PULLEN, LLP


August 21, 1997